SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*


                                  VIATEL, INC.
                   ------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                   ------------------------------------------
                         (Title of Class of Securities)

                                    925529208
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x) Rule 13d-1(b)
( ) Rule 13d-(c)
( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 13 Pages

CUSIP No. 925529208                    13G                    Page 2 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         College Retirement Equities Fund
         I.R.S. #13-6022-042


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) ( )
                                                                         (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                      157,200

         6.       SHARED VOTING POWER                    None

         7.       SOLE DISPOSITIVE POWER                 None

         8.       SHARED DISPOSITIVE POWER               157,200(shared with its
                  investment adviser, TIAA-CREF Investment Management, LLC)


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    157,200(1)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.311%

12.      TYPE OF REPORTING PERSON*

                                    IV

--------
     (1) Amount assumes conversion by Reporting Person of 150,000 shares of Preferred Convertible Stock 7.75% into 157,200 shares of common stock.

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208                    13G                    Page 3 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA Separate Account VA-1
         I.R.S. #13-1624203


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) ( )
                                                                         (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                          0

         6.       SHARED VOTING POWER                        None

         7.       SOLE DISPOSITIVE POWER                     None

         8.       SHARED DISPOSITIVE POWER                   0
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.000%

12.      TYPE OF REPORTING PERSON*

                                    IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208                    13G                    Page 4 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Mutual Funds
         I.R.S. #13-3930560 (Growth Equity Fund)



2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) ( )
                                                                         (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                                    644

         6.       SHARED VOTING POWER                                  None

         7.       SOLE DISPOSITIVE POWER                               None

         8.       SHARED DISPOSITIVE POWER                             644
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    644

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.001%

12.      TYPE OF REPORTING PERSON*

                                    IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208                    13G                    Page 5 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Institutional Mutual Funds
         I.R.S. #13-4055170 (Institutional Equity Index Fund)
         I.R.S. #13-4055169 (Institutional Growth & Income Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) ( )
                                                                         (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                                    0

         6.       SHARED VOTING POWER                                  None

         7.       SOLE DISPOSITIVE POWER                               None

         8.       SHARED DISPOSITIVE POWER                             0
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.000%

12.      TYPE OF REPORTING PERSON*

                                    IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208                    13G                    Page 6 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Life Funds
         I.R.S. #13-4025227 (Stock Index Fund)
                #13-4100625 (Growth & Income Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) ( )
                                                                         (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                                    0

         6.       SHARED VOTING POWER                                  None

         7.       SOLE DISPOSITIVE POWER                               None

         8.       SHARED DISPOSITIVE POWER                             0
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.000%

12.      TYPE OF REPORTING PERSON*

                                    IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208                    13G                    Page 7 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         NYS College Choice Tuition LLC ("NYS Tuition LLC")
         I.R.S. #13-4024889


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) ( )
                                                                         (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                      None

         6.       SHARED VOTING POWER                    0

                                                         (Shared  with  Teachers
                                                         Insurance  and  Annuity
                                                         Association   ("TIAA"),
                                                         Teachers Advisors, Inc.
                                                         and the  Comptroller of
                                                         the State of New York)

         7.       SOLE DISPOSITIVE POWER                 None

         8.       SHARED DISPOSITIVE POWER               0
                  (shared with TIAA and Teachers Advisors, Inc., its investment adviser)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.000%

12.      TYPE OF REPORTING PERSON*

                                    OO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


Item 1(a).                 NAME OF ISSUER:

                           Viatel, Inc.

Item 1(b).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           685 Third Avenue
                           New York, New York 10017

Item 2(a).                 NAME OF PERSON FILING:
                           (1)  College Retirement Equities Fund ("CREF")
                           (2)  TIAA Separate Account VA-1 ("VA-1")
                           (3)  TIAA-CREF Mutual Funds ("Mutual Funds")
                           (4)  TIAA-CREF Institutional Mutual Funds
                                ("Institutional")
                           (5)  TIAA-CREF Life Funds ("Life Funds")
                           (6)  NYS College Choice Tuition LLC
                                ("NYS Tuition LLC")

Item 2(b).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           (1)  CREF -                730 Third Avenue
                                                      New York, N.Y.  10017
                           (2)  VA-1 -                730 Third Avenue
                                                      New York, N.Y.  10017
                           (3)  Mutual Funds -        730 Third Avenue
                                                      New York, N.Y. 10017
                           (4)  Institutional Funds - 730 Third Avenue
                                                      New York, N.Y. 10017
                           (5)  Life Funds -          730 Third Avenue
                                                      New York, N.Y. 10017
                           (6)  NYS Tuition LLC -     730 Third Avenue
                                                      New York, N.Y. 10017

Item 2(c).                 CITIZENSHIP:

                           (1)  CREF - Incorporated in New York
                           (2)  VA-1 - Established in New York
                           (3)  Mutual Funds - Incorporated in Delaware
                           (4)  Institutional Funds - Incorporated in Delaware
                           (5)  Life Funds - Incorporated in Delaware
                           (6)  NYS Tuition LLC - Organized in New York

Item 2(d).                 TITLE OF CLASS OF SECURITIES:
                                  Common Stock

Item 2(e).                 CUSIP NUMBER:  925529208

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.
(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)      ( )      Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.
(d)      (x)      Investment Company registered under Section 8 of the
                  Investment Company Act.
(e)      ( )      An investment adviser in accordance with Rule 13d-
                  1(b)(1)(ii)(E);

                                                              Page 9 of 13 Pages


(f)      ( )      An employee benefit plan or endowment fund in accordance
                  with Rule 13d-1(b)(1)(ii)(F);
(g)      ( )      A parent holding company or control person in accordance
                  with Rule 13d-1(b)(1)(ii)(G);
(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the
                  Investment Company Act;
(j)      (x)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.           OWNERSHIP.

(1)      COLLEGE RETIREMENT EQUITIES FUND
         (a)   Amount Beneficially Owned:  157,200
         (b)   Percent of Class: 0.311%
         (c) The Board of Trustees of CREF, an investment company, has sole power to vote 157,200 shares of common stock and authority to direct the disposition of the 157,200 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 157,200 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)      TIAA SEPARATE ACCOUNT VA-1
         (a)   Amount Beneficially Owned:     0
         (b)   Percent of Class: 0.000%
         (c) The management committee of VA-1, an investment company, has sole power to vote 0 shares of common stock, and authority to direct the disposition of the 0 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 0 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)      TIAA-CREF MUTUAL FUNDS
         (a)   Amount Beneficially Owned:    644
         (b)   Percent of Class: 0.001%
         (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 644 shares of common stock, and authority to direct the disposition of the 644 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 644 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

                                                             Page 10 of 13 Pages

(4)      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
         (a)   Amount Beneficially Owned:     0
         (b)   Percent of Class: 0.000%
         (c) The Board of Trustees of the Institutional Funds, an investment company, has sole power to vote 0 shares of common stock, and authority to direct the disposition of the 0 shares of common stock. Teachers Advisors, Inc., the Institutional Funds' investment adviser, is authorized to sell the 0 shares on behalf of the Institutional Funds in its discretion, subject to the ultimate authority of the Institutional Funds' Board of Trustees.

(5)      TIAA-CREF LIFE FUNDS
         (a)   Amount Beneficially Owned:     0
         (b)   Percent of Class: 0.000%
         (c) The Board of Trustees of the Life Funds, an investment company, has sole power to vote 0 shares of common stock, and authority to direct the disposition of the 0 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the 0 shares on behalf of the Life Funds in its discretion, subject to the ultimate authority of the Life Funds Board of Trustees.

(6)      NYS College Choice Tuition LLC
         (a)   Amount Beneficially Owned:     0
         (b)   Percent of Class: 0.000%
         (c) TIAA, as manager of the NYS Tuition LLC, has the power to vote the 0 shares of common stock, although The Comptroller of the State of New York may, at its discretion, notify TIAA that it intends to make voting decisions with respect to the shares. TIAA also has the authority, as manager of the NYS Tuition LLC, to direct the disposition of the 0 shares of common stock on behalf of the NYS Tuition LLC, in its discretion. TIAA has delegated its voting and investment management authority to Teachers Advisors, Inc., a registered investment adviser.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER  PERSON.

                                 Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                             See attached Exhibit A.

                                                             Page 11 of 13 Pages


Item 9.  NOTICE OF DISSOLUTION OF GROUP:   Not Applicable

Item 10. CERTIFICATION.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 12 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002
                                            COLLEGE RETIREMENT EQUITIES FUND


                                            By: /s/ Lisa Snow
                                                --------------------------------
                                                Lisa Snow
                                                Vice President and
                                                Chief Counsel, Corporate

                                            TIAA SEPARATE ACCOUNT VA-1


                                            By: /s/ Lisa Snow
                                                --------------------------------
                                                Lisa Snow
                                                Vice President and
                                                Chief Counsel, Corporate

                                            TIAA-CREF MUTUAL FUNDS


                                            By: /s/ Lisa Snow
                                                --------------------------------
                                                Lisa Snow
                                                Vice President and
                                                Chief Counsel, Corporate

                                            TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                            By: /s/ Lisa Snow
                                                --------------------------------
                                                Lisa Snow
                                                Vice President and
                                                Chief Counsel, Corporate

                                            TIAA-CREF LIFE FUNDS


                                            By: /s/ Lisa Snow
                                                --------------------------------
                                                Lisa Snow
                                                Vice President and
                                                Chief Counsel, Corporate

                                            NYS COLLEGE CHOICE TUITION LLC
                                            By: Teachers Insurance and Annuity
                                                Association of America,
                                                as manager


                                            By: /s/ Lisa Snow
                                                --------------------------------
                                                Lisa Snow
                                                Vice President and
                                                Chief Counsel, Corporate

                                                             Page 13 of 13 Pages


                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            ---------------------------------------------------------


College Retirement  Equities Fund - IV
TIAA Separate Account VA-1 - IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV
NYS College Choice Tuition LLC - OO


The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA- CREF Life Funds and NYS College Choice Tuition LLC (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1,TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds and NYS College Choice Tuition LLC. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.